Mueller Industries, Inc. Reports First Quarter 2026 Earnings

COLLIERVILLE, Tenn., April 21, 2026 -- Mueller Industries, Inc. (NYSE: MLI) announces results for the first quarter of 2026. Comparisons are to the first quarter of 2025.
•Net Sales increased to $1.19 billion versus $1.00 billion.
•Net Income increased to $239.0 million versus $157.4 million.
•Operating Income increased to $312.2 million versus $206.3 million.
•Diluted EPS increased to $2.16 versus $1.39.
•Dividends per share increased to $.35 versus $.25.

First Quarter Financial and Operating Highlights:
•COMEX copper averaged $5.80 per pound during the quarter, a 26.8 percent increase.
•Improved sales in our industrial, electrical, commercial and mechanical markets, combined with higher selling prices stemming from the rise in raw material costs, contributed to the overall increase in net sales.
•Our reported operating income includes a gain of $41.4 million on the sale of our Sherwood Valve business. The prior year period included a gain of $14.5 million on the sale of assets. Adjusting for these gains, our operating income increased 41 percent.
•Net cash generated from operations was $79.7 million. We utilized $75.0 million during the quarter to repurchase 650,000 shares of our common stock.
•Our cash balance at quarter end was $1.38 billion, with no debt, and our current ratio remains strong at 5.4 to 1.

Regarding the results, Greg Christopher, Mueller’s CEO said, “Solid operational execution, including effective raw material and price management and prudent cost controls, along with our diverse end market portfolio, all contributed to the best first quarter earnings in our Company’s history. In addition, our continued strong cash generation supported components of our overall capital allocation strategy, including the stock buyback and a 40 percent increase in our quarterly dividend, our sixth consecutive annual double-digit increase.

We also were excited to complete the acquisition of Bison Metals Technologies on March 30th, and to welcome Bison’s experienced and talented leadership team. The acquisition will immediately provide important synergies that will benefit our entire North American copper tube products platform and enable us to increase our collective copper tube manufacturing capacities. Out of the gate, the integration has been seamless and successful.”

Regarding the outlook he added, “Business conditions and our outlook remain consistent with those described in our recently published annual report. Shifts in patterns of construction and market effects from tariffs have strengthened demand for higher margin products, and as we adjust to the changes in mix, we expect our production and shipments to further improve. We also look forward to an improvement in economic conditions abroad, and particularly, an improvement in the residential and commercial construction markets in the U.S. Once those markets recover, we are exceedingly well positioned to benefit.”

Mueller Industries, Inc. (NYSE: MLI) is an industrial corporation whose holdings manufacture vital goods for important markets such as air, water, oil and gas distribution; climate comfort; food preservation; electrical transmission; medical; aerospace; and automotive. It includes a network of companies and brands throughout North America, Europe, Asia, and the Middle East.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings. The words “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” “encourage,” “anticipate,” “appear,” and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT
Jeffrey A. Martin
(901) 753-3226

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Quarter Ended
(In thousands, except per share data)	March 28, 2026	March 29, 2025

Net sales	$1,193,005	$1,000,165

Cost of goods sold	834,561	728,185
Depreciation and amortization	16,652	17,123
Selling, general, and administrative expense	66,785	63,060
Loss (gain) on disposal of assets, net	1,533	(14,465)
Gain on sale of business	(41,407)	—
Asset impairments	2,653	—

Operating income	312,228	206,262

Interest expense	—	(25)
Interest income	11,870	9,901
Unrealized losses on short-term investments	(2,037)	(5,010)
Other (expense) income, net	(1,232)	92

Income before income taxes	320,829	211,220

Income tax expense	(79,555)	(51,475)
Income (loss) from unconsolidated affiliates, net of foreign tax	115	(458)

Consolidated net income	241,389	159,287

Net income attributable to noncontrolling interests	(2,371)	(1,855)

Net income attributable to Mueller Industries, Inc.	$239,018	$157,432

Weighted average shares for basic earnings per share	109,094	110,739
Effect of dilutive stock-based awards	1,815	2,333

Adjusted weighted average shares for diluted earnings per share	110,909	113,072

Basic earnings per share	$2.19	$1.42

Diluted earnings per share	$2.16	$1.39

Dividends per share	$0.35	$0.25

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME, CONTINUED
(Unaudited)

	For the Quarter Ended
(In thousands)	March 28, 2026	March 29, 2025

Summary Segment Data:

Net sales:
Piping Systems Segment	$760,528	$639,683
Industrial Metals Segment	321,277	251,913
Climate Segment	123,765	123,107
Elimination of intersegment sales	(12,565)	(14,538)

Net sales	$1,193,005	$1,000,165

Operating income:
Piping Systems Segment	$217,010	$158,164
Industrial Metals Segment	44,271	30,084
Climate Segment	33,379	35,624
Unallocated income (expenses)	17,568	(17,610)

Operating income	$312,228	$206,262

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(In thousands)	March 28, 2026	December 27, 2025
ASSETS
Cash and cash equivalents	$1,382,345	$1,367,003
Short-term investments	20,696	22,733
Accounts receivable, net	670,511	475,566
Inventories	545,451	510,463
Other current assets	53,037	69,980

Total current assets	2,672,040	2,445,745

Property, plant, and equipment, net	530,300	536,466
Operating lease right-of-use assets	22,868	27,211
Other assets	717,155	723,607

Total assets	$3,942,363	$3,733,029

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$243,539	$180,577
Current portion of operating lease liabilities	7,907	8,520
Other current liabilities	247,835	224,037

Total current liabilities	499,281	413,134

Pension and postretirement liabilities	8,373	8,393
Environmental reserves	15,501	15,684
Deferred income taxes	32,499	31,640
Noncurrent operating lease liabilities	14,917	18,970
Other noncurrent liabilities	10,960	9,302

Total liabilities	581,531	497,123

Total Mueller Industries, Inc. stockholders’ equity	3,334,451	3,209,966
Noncontrolling interests	26,381	25,940

Total equity	3,360,832	3,235,906

Total liabilities and equity	$3,942,363	$3,733,029

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Quarter Ended
(In thousands)	March 28, 2026	March 29, 2025

Cash flows from operating activities
Consolidated net income	$241,389	$159,287
Reconciliation of consolidated net income to net cash provided by operating activities:
Depreciation and amortization	16,652	17,123
Stock-based compensation expense	7,332	6,150
Provision for credit losses	861	99
(Income) loss from unconsolidated affiliates	(115)	458
Dividends from unconsolidated affiliates	1,724	2,812
Loss (gain) on disposals of assets, net	1,533	(14,465)
Gain on sale of business	(41,407)	—
Unrealized losses on short-term investments	2,037	5,010
Impairment charges	2,653	—
Deferred income tax expense	2,036	1,651
Changes in assets and liabilities, net of effects of business sold:
Receivables	(200,192)	(101,524)
Inventories	(43,936)	(18,542)
Other assets	(612)	410
Current liabilities	88,912	57,702
Other liabilities	1,509	(2,598)
Other, net	(635)	(14)

Net cash provided by operating activities	$79,741	$113,559

Cash flows from investing activities
Capital expenditures	$(17,236)	$(16,592)
Proceeds from sale of business, net of cash sold	57,004	—
Purchase of short-term investments	—	(26,633)
Purchase of long-term investments	(834)	(552)
Proceeds from sales of assets	5	19,737
Other	—	600

Net cash provided by (used in) investing activities	$38,939	$(23,440)

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Quarter Ended
(In thousands)	March 28, 2026	March 29, 2025

Cash flows from financing activities
Dividends paid to stockholders of Mueller Industries, Inc.	$(38,043)	$(27,262)
Repurchase of common stock	(74,981)	(243,615)
Repayments of debt	—	(56)
Net cash used to settle stock-based awards	(535)	(4,494)
Dividends paid to noncontrolling interests	(4,766)	(12,240)
Other	3,100	—

Net cash used in financing activities	$(115,225)	$(287,667)

Effect of exchange rate changes on cash	(1,810)	392

Increase (decrease) in cash, cash equivalents, and restricted cash	1,645	(197,156)
Cash, cash equivalents, and restricted cash at the beginning of the period	1,385,157	1,038,895

Cash, cash equivalents, and restricted cash at the end of the period	$1,386,802	$841,739